EXHIBIT 23.1

                     CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Nabors Industries, Inc. of our report dated January 25, 2001, except for Note 15, as to which date is March 13, 2001, relating to the consolidated financial statements, which appears in Nabors Industries, Inc.'s Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the reference to us under the headings "Experts" in such Registration Statement.




/s/ PricewaterhouseCoopers LLP
Houston, Texas
December 31, 2001